Exhibit 8.4
DRAFT FORM OF OPINION
[•], 2009
The Managing, Supervisory and Joint
Board of Directors of James Hardie Industries N.V.
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
     Re: James Hardie Industries N.V.
Ladies and Gentlemen:
     We have acted as special Dutch tax counsel to James Hardie Industries N.V., a public limited liability corporation registered in The Netherlands (the “Company”), in connection with the registration of 102,000,000 ordinary shares, par value €0.59 per share (the “Securities”), of James Hardie Industries SE (the “Issuer”) as a result of the transformation of the Company from a public limited liability corporation organized in The Netherlands (Naamloze Vennotschap (NV)) to a European Company (Societas Europaea (SE)) pursuant to the merger of a newly-formed subsidiary of the Company incorporated in Ireland with and into the Company. At your request, we are rendering our opinion concerning certain Dutch income tax and withholding tax consequences (together referred to as “Dutch income tax” hereafter) of each of Stage 1 and Stage 2 of the Proposal (as defined in the Registration Statement, described below). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement.
     In the above capacity, we have reviewed (i) the registration statement on Form F-4 (File No. 333-160177) relating to the Securities filed by the Company on [•], 2009 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Registration Statement”), and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.
     For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have

The Managing, Supervisory and Joint
Board of Directors of James Hardie Industries N.V.
[•], 2009

assumed that the final executed versions of such documents will not differ materially from such drafts.
     In rendering our opinion, we have relied upon statements and representations made by the Company and have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. We have further assumed that (i) each of Stage 1 and Stage 2 of the Proposal will be consummated in accordance with the description in the Registration Statement and none of the material terms or conditions contained therein have been or will be waived or modified in any respect, (ii) such other documents, certificates and records and statements as to factual matters contained in the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the date that implementation for each of Stage 1 and Stage 2 of the Proposal is completed, and (iii) the Registration Statement accurately describes the business operations and the anticipated future operations of the Company. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by the Company.
     Our opinion is based on Dutch tax law, published opinions and administrative pronouncements of the Dutch tax authorities, income tax treaties to which the Netherlands is a party, and such other authorities as we have considered relevant, all as in effect and available on the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the Dutch tax authorities or, if challenged, by a court.
     Based solely upon and subject to the foregoing, the discussion in (i) Section 9.3.1. of the F-4 entitled “JHI NV Taxation”, (ii) Section 9.3.2.1. of the F-4 entitled “Dutch tax on future distributions: non-Dutch resident shareholders”, (iii) Section 9.3.2.2. of the F-4 entitled “Dutch tax on future distributions: Dutch resident shareholders”, (iv) Section 9.3.2.3. entitled “Our transformation into Dutch SE and the subsequent transfer of Dutch SE to Ireland: non-Dutch resident individual and corporate shareholders” and (v) Section 9.3.2.4. of the F-4 entitled “Distributions and capital gains after our transfer to Ireland: non-Dutch resident individual and corporate shareholders” constitutes our opinion with respect to the tax matters discussed therein.
     We assume that we will be asked to reconfirm that the Company has received an opinion from us as of the effective date of the consummation of Stage 1 and Stage 2 of the Proposal.
     Except as set out above, we express no opinions or views regarding the Dutch income tax consequences of the Proposal or any other transaction related to the Proposal. This opinion is delivered in connection with the transactions referred to herein and may not be relied upon by any person other than the addressee or the Holders referenced above.

The Managing, Supervisory and Joint
Board of Directors of James Hardie Industries N.V.
[•], 2009

     This opinion is expressed as of the date hereof, and we are not under any obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that hereafter becomes incorrect or untrue. In addition, any changes to either the Registration Statement or the other documents referred to above could affect our conclusions herein.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in such Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, PricewaterhouseCoopers Belastingadviseurs N.V.

S.E. Faber	R.W. Tieskens

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